Calculation of Filing Fee Tables
S-8
HWH International Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, par value $0.0001 per share	Other	2,669,110	$ 1.24	$ 3,309,696.40	0.0001381	$ 457.07
Total Offering Amounts:						$ 3,309,696.40		$ 457.07
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 457.07
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers any additional securities that may from time to time be offered or issued in respect of the securities registered by this Registration Statement as a result of any stock dividend, stock split, recapitalization or other similar transaction. Rule 457(c) and Rule 457(h). Represents maximum number of shares of the issuer's common stock issuable pursuant to the HWH International Inc. 2025 Incentive Compensation Plan (as amended on July 13, 2026). Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. Represents the average of the high and low sale prices ($1.24) of the common stock on July 22, 2026, which date is within five business days prior to the filing of this registration statement, as quoted on The Nasdaq Capital Market.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources